Exhibit 10(b)

EXECUTION COPY

SEPARATION AND SETTLEMENT AGREEMENT AND RELEASES

WHEREAS, Leslie Moonves (hereinafter referred to as the “Executive”) and CBS Corporation (hereinafter referred to as “Employer”) are parties to an Employment Agreement dated May 19, 2017 (the “Employment Agreement”), which provides for the Executive’s employment with Employer on the terms and conditions specified therein; and

WHEREAS, the Executive and Employer have agreed that Executive will retire as President, Chief Executive Officer and Chairman of the Board of Employer on the terms set forth in this Separation and Settlement Agreement and Releases (the “Agreement”) on September 9, 2018 (the “Termination Date”).

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained and for other good and valuable consideration received or to be received by the Executive in accordance with the terms of this Agreement, it is agreed as follows:

1. Resignation and Retirement. Executive will resign as a Director and retire as CEO, President and Chairman of the Board of Employer on the Termination Date. Executive shall also resign from all other positions with Employer and its Subsidiaries effective on the Termination Date. Following the Termination Date, Executive will have no further employment duties or responsibilities to Employer and no further authority to act on its behalf. Effective as of the Termination Date, except as specifically provided herein, the Employment Agreement is terminated and of no further force or effect, and Executive hereby releases any claims to the contrary.

2. Accrued Rights. Executive shall be entitled to receive all of the compensation and benefits which are included within “Limited Accrued Compensation and Benefits” that would be payable upon termination for Cause as of the Termination Date pursuant to Paragraph 10(d)(i) of the Employment Agreement. These amounts will be payable in accordance with Paragraph 10(d)(i) of the Employment Agreement and the terms and provisions and Executive’s elections under the applicable plans and in compliance with Section 409A of the Internal Revenue Code (“Section 409A”).

3. Settlement Payments. There is a bona fide dispute between the parties about whether Executive has any right to receive any additional payments or benefits which would be payable upon termination of his employment by Employer without Cause or by Executive for Good Reason pursuant to Paragraph 10(d)(ii) of the Employment Agreement. In complete and final settlement of this dispute, in addition to the other covenants of the parties herein, Employer agrees to make cash payments in accordance with the provisions of this Section 3. These payments shall be subject to holdback as provided in Section 3(b) below. Executive expressly agrees that he shall not be entitled to receive any other severance payments, rights or benefits under Paragraph 10(d)(ii) (Termination without Cause or Resignation for Good Reason) or any other paragraph or section of the Employment Agreement, except as provided herein, nor the rights or benefits under Paragraph 10(e) (Election to Accelerate Advisory Role) or under Paragraph 12 (Senior Advisor or Producer). As of the Termination Date, Executive hereby forfeits any and all rights to outstanding, unvested equity incentive awards, future incentive awards and any cash payments in lieu thereof pursuant to the Employment Agreement, and any incentive award agreement between the Company and Executive, and all outstanding award agreements with respect to such equity incentive awards shall be deemed amended and terminated hereby.

(a) Charitable Contribution. Within thirty (30) days following the Termination Date, Employer shall make contributions in the aggregate amount of Twenty Million Dollars ($20,000,000) to one or more charitable organizations that support the #Me Too movement and are qualified under Section 501(c)(3) of the Internal Revenue Code, which organizations are mutually agreed by Employer and Executive.

(b) Holdback Payment. Within thirty (30) days after the Termination Date, Employer shall establish a grantor trust (the “Holdback Trust”) and contribute an amount equal to One Hundred and Twenty Million Dollars ($120,000,000). The parties shall mutually agree upon the selection of the trustee and the provisions of the trust agreement for the Holdback Trust, which shall be consistent with the terms of this Agreement and the requirements for certain grantor trusts under IRS Revenue Procedure 92-64. The assets of the Holdback Trust shall be invested in short-term fixed income securities agreed by the parties. Upon completion of the final report of the current internal investigation of Executive that was authorized at the special meeting of Employer’s Board of Directors (the “Board”) held on August 1, 2018 (hereinafter referred to as the “Internal Investigation”), the Board shall make its determination of whether Employer has grounds to terminate the employment of Executive for Cause under Paragraph 10(a) of the Employment Agreement (which shall remain in full force and effect) within thirty (30) days after its receipt of such final report, but in no event later than January 31, 2019. Any determination of whether Employer has grounds to terminate the employment of Executive for Cause shall be made in accordance with the definition of Cause and provisions set forth in Paragraph 10(a) of the Employment Agreement, and must be made based on facts or events which occurred prior to the Termination Date (other than a determination pursuant to Paragraph 10(a)(vii) of the Employment Agreement), and any dispute with respect thereto shall be subject to binding arbitration in accordance with the provisions of Section 7 hereof; provided, that Executive makes a demand for binding arbitration within thirty (30) days following the date the Board gives Executive notice of Cause. Notwithstanding the foregoing, Executive acknowledges and agrees that, with respect to any matters that are the subject matter of or are related to the Internal Investigation, any applicable time period for Employer to give notice of Cause shall be tolled from July 27, 2018 until the date that is thirty (30) days following the date of delivery to the Board of the final report of the independent counsel to the Investigations Committee of the Board, but this tolling shall not apply to any matters as to which a time limitation has lapsed as of July 27, 2018. In any arbitration proceeding, Employer and Executive reserve the right to all claims and defenses which they may have under Paragraph 10(a) of the Employment Agreement, except as otherwise expressly provided in this Section 3(b). In the absence of a determination by the Board that Employer was entitled to terminate the employment of Executive for Cause, the assets held in the Holdback Trust shall be distributed to Executive within forty-five (45) days following the delivery of such final report, subject to Executive’s execution of a release (with all periods for revocation set forth therein having expired and the release becoming effective) in form and substance substantially identical to the release set forth in Section 9 hereof within such forty-five (45) day period. In the event that Executive does not demand arbitration within thirty (30) days following the date the Board gives Executive notice of Cause, or in the event of a final determination in an arbitration proceeding pursuant to Section 7 hereof that Employer was entitled to terminate the employment of Executive for Cause, Employer shall have no further obligations to Executive to make any payment pursuant to this Section 3(b), and the assets held in the Holdback Trust shall be distributed to Employer. In the event that Executive demands arbitration within thirty (30) days following the date the Board gives Executive notice of Cause and there is a final determination in such arbitration proceeding pursuant to Section 7 hereof that Employer was not entitled to terminate the employment of Executive for Cause, the assets held in the Holdback Trust shall be distributed to Executive within thirty (30) days following such final determination, subject to Executive’s execution of a release (with all periods for revocation having expired and the release becoming effective) in form and substance substantially identical to the release set forth in Section 9 hereof within such thirty (30) day period. Any payment hereunder may be made at such later date as may be necessary to comply with Section 409A.

4. Advisory Services. In order to provide for a smooth transition of Executive’s duties and responsibilities as CEO, President and Chairman, Executive agrees that he shall provide the “Advisory Services” under Paragraph 12(b) of the Employment Agreement for a period of one (1) year following the Termination Date or, if earlier, until the date of any determination by the Board of “Cause” under Section 3(b) hereof (as modified from Paragraph 12(a) of the Employment Agreement, the “Advisor Period”). The Advisory Services shall be subject to the terms, conditions and limitations of Paragraph 12(b) of the Employment Agreement, except that the Advisory Services shall be provided without any compensation or benefits, under Paragraph 12 of the Employment Agreement or otherwise. During the period of two (2) years following the Termination Date, in order to facilitate the performance of the Advisory Services, Employer shall provide Executive with office services as set forth in Paragraph 10(d)(ii)(f) of the Employment Agreement and security services at Executive’s home paid by Employer consistent with the level of services provided by Employer immediately prior to the Termination Date; provided, that the Board may terminate the office services early if there is a determination by the Board of “Cause” under Section 3(b) hereof, but in no event shall the office services be provided for a period that is less than one (1) year following the Termination Date. Paragraph 6(c) of the Employment Agreement shall apply with respect to any updated work area or office equipment provided to Executive during the Advisor Period.

5. Indemnification. Executive will retain all of his existing rights to indemnification (including advancement of expenses) and D&O insurance coverage following the Termination Date under Paragraph 16 of the Employment Agreement and under the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of Employer, including advancement or payments of Executive’s expenses (including his attorney’s fees) in connection therewith.

6. Confidentiality. Employer shall seek to preserve the confidentiality of all written and oral reports by the investigators in the Internal Investigation and all information and findings developed by the investigators or included in such written or oral reports in relation to Executive (the “Investigator Information”) and not to make public such Investigator Information to the maximum extent possible consistent with fiduciary duties of directors and all applicable laws. In the event that any request or demand is made or any order issued for disclosure of any Investigator Information, Employer shall promptly notify Executive to the extent permitted.

7. Restrictive Covenants. The following provisions of Paragraph 8 of the Employment Agreement shall survive the Termination Date in accordance with the terms thereof and for the time periods set forth therein.

Paragraph 8(a) - Noncompetition

Paragraph 8(b) - Nonsolicitation of Employees

Paragraph 8(c) - Confidential Information

Paragraph 8(d) - Employer Ownership

Paragraph 8(e) - Litigation

Paragraph 8(f) - No Right to Write Books, Articles

Paragraph 8(g) - Return of Property

Paragraph 8(h) - Non-Disparagement

Paragraph 8(i) - Injunctive Relief

Paragraph 8(j) - Survival

Paragraph 8(k)

For the avoidance of doubt, Employee acknowledges that the following provisions of the Employment Agreement shall be interpreted and applied as follows:

(i) With respect to Paragraph 8(h) (Non-Disparagement), such covenant shall not limit the parties from presenting any testimony or evidence in connection with the Internal Investigation (or any related investigation) nor in any arbitration proceeding under Section 3(b) of this Agreement, provided that the parties must take all reasonable steps to protect the confidentiality of all such information to the maximum extent possible consistent with all applicable laws; and

(ii) With respect to Paragraph 8(e) (Litigation), the covenants set forth therein shall apply, among other things, to (a) In re CBS Corporation Litigation Consol. C.A. 2018-0342-ABC (Del. Ch.) and any related litigation (the “Delaware Dividend Litigation”) and (b) the Internal Investigation and any related investigation, and Executive acknowledges that he has been instructed by the Board to cooperate with the Internal Investigation and all related internal investigations and inquiries. Further, separate and apart from the obligations provided by Section 5 hereof, but in furtherance and recognition of Employer’s preexisting duty under Paragraph 6(b) of the Employment Agreement to pay certain expenses and Executive’s contractual duty to cooperate under his Employment Agreement and this Section 6(ii), Employer shall, regardless of whether Employer determines to terminate Executive for Cause, pay all fees and expenses of Executive’s counsel which he may incur through the Termination Date, without duplication of fees and expenses paid under the Settlement Agreement of even date herewith resolving all claims and counterclaims in the Delaware Dividend Litigation (the “Settlement Agreement”), in connection with (i) the negotiation of this Agreement, (ii) the Internal Investigation up to and including the issuance of final report and any determination by the Board under Section 3(b) above, and (iii) the Delaware Dividend Litigation. Following the Termination Date, Executive will be entitled to such fees and expenses as provided under Section 5 and Section 7 hereof.

8. Arbitration. Any disputes between the parties to this Agreement shall be settled by arbitration in New York, New York in accordance with the provisions of Paragraph 20 of the Employment Agreement, including the provisions of Paragraph 20 of the Employment Agreement with respect to judicial enforcement and the exceptions for equitable relief.

9. Survival. The following provisions of the Employment Agreement as modified in this Agreement shall survive Executive’s termination of employment, and are hereby incorporated herein by reference: Paragraphs 6(a) (for expenses up to the Termination Date), 6(b) (first sentence only),
6(c), 8, 10(a), 10(d)(i), 10(d)(ii), 12(b) (as modified hereby), 13, 14, 15, 16, 17, 18, 19, 20, 24, 25, 26 (and any other applicable provisions of the Employment Agreement relating to compliance with or exemption from Section 409A), and 28.

10. Releases.

(a) Excluding enforcement of the covenants, promises and/or rights reserved herein, including all rights to assert as provided herein that Employer was not entitled to terminate the employment of Executive for Cause, the Executive hereby irrevocably and unconditionally releases, acquits and forever discharges Employer and each of Employer’s owners, stockholders, predecessors, successors, assigns, directors, officers, employees, divisions, subsidiaries, affiliates (and directors, officers and employees of such companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort or any legal restrictions on Employer’s right to terminate employees, or any Federal, state or other governmental statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Federal Age Discrimination In Employment Act of 1967 (“ADEA”), as amended, the Employee Retirement Income Security Act (“ERISA”), as amended, the Civil Rights Act of 1991, as amended, the Rehabilitation Act of 1973, as amended, the Older Workers Benefit Protection Act (“OWBPA”), as amended, the Worker Adjustment Retraining and Notification Act (“WARN”), as amended, the Fair Labor Standards Act (“FLSA”), as amended, the Occupational Safety and Health Act of 1970 (“OSHA”), the New York State Human Rights Law, as amended, the New York Labor Act, as amended, the New York Equal Pay Law, as amended, the New York Civil Rights Law, as amended, the New York Rights of Persons With Disabilities Law, as amended, and the New York Equal Rights Law, as amended, that the Executive now has, or has ever had, or ever shall have, against each or any of the Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of the Executive’s execution of this Agreement that directly or indirectly arise out of, relate to, or are connected with, the Executive’s services to or employment by Employer as an officer, director, employee or otherwise; provided, however, that this release shall not apply to any of the continuing obligations of Employer under this Agreement or the Employment Agreement (to the extent surviving under this Agreement), or under any agreements, plans, contracts, documents or programs described or referenced in this Agreement or the Employment Agreement (to the extent surviving under this Agreement); and provided, further, that this release shall not apply to any rights Executive has under Section 5 above or shall it preclude Executive from exercising any legally protected whistleblower rights (including under Rule 21F under the Exchange Act) or rights concerning the defense of trade secrets.

(b) Excluding enforcement of the covenants, promises and/or rights reserved herein, including all rights to assert as provided herein that Employer was entitled to terminate the employment of Executive for Cause, the Employer hereby irrevocably and unconditionally releases, acquits and forever discharges Executive from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, that the Employer now has, or has ever had, or ever shall have, against Executive, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring through the date of Employer’s execution of this Agreement that directly or indirectly arise out of, relate to, or are connected with, the Executive’s services to, or employment by Employer; provided, however, that this release shall not apply to any of the continuing obligations of Executive under this Agreement or the Employment Agreement, or under any agreements, plans, contracts, documents or programs to the extent described or referenced in this Agreement or the Employment Agreement.

(c) These releases do not prohibit Employer from asserting any facts as a basis for termination for Cause pursuant to this Agreement the Employment Agreement, nor prevent Executive from asserting any facts as a defense to termination for Cause pursuant to this Agreement or the Employment Agreement, including facts presently known or presently unknown but later learned.

(d) The Executive and the Employer expressly waive and relinquish all rights and benefits afforded by California Civil Code Section 1542 and do so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, the Executive and Employer expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all Claims that the Executive or Employer does not know or suspect to exist in the Executive’s or Employer’s favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such claim or claims.

(e) The Executive and Employer respectively represent and acknowledge that in executing this Agreement neither of them is relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Releasees with regard to the subject matter, basis or effect of this Agreement or otherwise.

(f) This Agreement shall not in any way be construed as an admission by the Executive or any of the Releasees that the Executive or any Releasee has acted wrongfully.

11. General Provisions.

(a) This Agreement shall only take effect once Executive has signed the Settlement Agreement and the Settlement Agreement has become effective.

(b) It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under law. Should there be any conflict between any provision hereof and any present or future law, such law shall prevail, but the provisions affected thereby shall be curtailed and limited only to the extent necessary to bring them within the requirements of law, and the remaining provisions of this Agreement shall remain in full force and effect and be fully valid and enforceable.

(c) The Executive represents and agrees (a) that the Executive has to the extent he desires discussed all aspects of this Agreement with his attorney, (b) that the Executive has had an adequate period to review and has carefully read and fully understands all of the provisions of this Agreement, and (c) that the Executive is voluntarily entering into this Agreement.

(d) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of laws principles thereof or to those of any other jurisdiction which, in either case, could cause the application of the laws of any jurisdiction other than the State of New York. This Agreement is binding on the successors and assigns of, and sets forth the entire agreement between, the parties hereto; fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof; and may not be changed except by explicit written agreement to that effect subscribed by the parties hereto.

(e) All amounts payable under this Agreement shall be paid less deductions and income and payroll tax withholdings as may be required under applicable law and any benefits provided to Executive under this Agreement shall be taxable to Executive as may be required under applicable law.

(f) The press release issued in connection with Executive’s resignation and this Agreement is an exhibit to the Settlement Agreement.

(g) Capitalized terms which are used and not defined herein shall have the meaning ascribed to them in the Employment Agreement.

(h) Employer is duly authorized to enter into this Agreement by its Board of Directors, and any executive officer of Employer is authorized to execute this Agreement on behalf of Employer.

(i) This Agreement may be executed in one or more counterparts, each which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

This Separation and Settlement Agreement and Releases is executed by the Executive and Employer on September 9, 2018.

/s/ Leslie Moonves
LESLIE MOONVES

CBS CORPORATION

By:	/s/ Anthony G. Ambrosio
Title:	Senior Executive Vice President, Chief Administrative Officer and Chief Human Resources Officer